EXHIBIT 10.5

AGREEMENT

This AGREEMENT (“Agreement”) is made and entered into as of July 20, 2007 between JMAR Technologies, Inc., a Delaware corporation (the “Company”), and Laurus Master Fund, Ltd., a Cayman Islands company (“Laurus”).

R E C I T A L S

WHEREAS, Laurus currently owns shares of the Company’s Series G, I and J Cumulative Convertible Preferred Stock (as each may be amended, modified or supplemented from time to time, collectively, the “Preferred Stock”);

WHEREAS, the Company and Laurus have agreed that the Company will sell and Laurus will purchase an aggregate of 3,500 shares of its Series J Cumulative Convertible Preferred Stock for an aggregate purchase price of up to $3,500,000 to be funded in increments upon each respective purchase of Series J Preferred Stock; and

WHEREAS, based on current trading prices for the Company’s Common Stock, the Company does not have sufficient authorized shares of Common Stock to allow for issuance of the full amount of Series J Preferred Stock which is convertible at such prices; and

WHEREAS, the Company proposes to call a Special Meeting of its Stockholders to approve an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of Common Stock from 80,000,000 to 400,000,000 and will prepare and file a Proxy Statement with the SEC in connection therewith;

WHEREAS, the Company has requested that Laurus agree to amend certain of the Company securities its holds to provide that such securities are only exercisable or convertible following the approval by the Company’s stockholders of such amendment;

NOW, THEREFORE, in consideration of the representations and warranties contained herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

A G R E E M E N T

1.	AMENDMENT OF OUTSTANDING SECURITIES.

1.1           Amendment of Outstanding Securities: Laurus hereby agrees to amend the outstanding securities set forth in this Section 1.1 (“Outstanding Securities”) to provide that such securities may not be exercised or converted, as the case may be, into shares of Common Stock unless and until the Company’s stockholders have approved the amendment of the Company’s Certificate of Incorporation to increase the number of the Company’s authorized shares of Common Stock from 80,000,000 to 400,000,000.  The Outstanding Securities consist of 1) those shares of Series G and Series I Preferred Stock with a stated value of $817,600 that were amended on July 5, 2007 to reduce their conversion price to $0.1022; and 2) the shares of Series J Preferred Stock with a stated value of $408,800 with a conversion price of $0.1022 that were issued on July 5, 2007.

1.2           Amendment as to Future Issued Securities:  Laurus agrees that up to another $817,600 of Series J Preferred Stock to be issued and up to another $1,635,200 of Series G and Series I Preferred Stock as to which the respective conversion prices will be reduced (together, the “Proposed Securities”) may not be converted into shares of Common Stock unless and until the Company’s stockholders have approved the amendment of the Company’s Certificate of Incorporation to increase the number of the Company’s authorized shares of Common Stock from 80,000,000 to 400,000,000.

2.	COVENANTS BY THE COMPANY.

2.1           The Company agrees that by no later than August 10, 2007 it will file a Preliminary Proxy Statement with the SEC which includes a proposal for shareholder approval of the above-described amendment to the Company’s Certificate of Incorporation (the “Proposal”).  If no comments are received from the SEC within the ten day comment period, the Company will file its Definitive Proxy Statement promptly thereafter.  If the Company receives comments on the Proxy Statement from the SEC, the Company will use its best efforts to address and resolve any such comments and file a Definitive Proxy Statement with the SEC by no later than September 15, 2007.

2.2           The Company will schedule a Special Meeting of the Stockholders to approve the Proposal for a date that is 45 days after filing of the Definitive Proxy Statement.  The Company agrees to use its best efforts to obtain the approval by its stockholders of the Proposal.  Within two business days following receipt of shareholder approval of the Proposal, the Company shall file a Certificate of Amendment with the Delaware Secretary of State.

2.3           Immediately following the filing of the Certificate of Amendment with the Delaware Secretary of State, the Outstanding Securities and the Proposed Securities will be amended to eliminate the restriction on conversion or exercise imposed by Section 1.1 and 1.2 above.

3.	GENERAL PROVISIONS.

3.1           Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of Delaware without reference to principles of conflict of laws or choice of laws.

3.2           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.3           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Laurus.

3.4           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

3.5           Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

3.6           Further Assurances.  From and after the date of this Agreement, upon the request of Laurus or the Company, the Company and Laurus shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date set forth in the first paragraph hereof.

JMAR Technologies, Inc. By: /s/ C. NEIL BEER Name: Dr. C. Neil Beer Title: Chief Executive Officer Address: 10905 Technology Place San Diego, California 92127
Laurus Master Fund, Ltd.

By:  /s/ EUGENE GRIN
Name:   Eugene Grin, Director
Address:                LAURUS MASTER FUND, LTD.
c/o Ironshore Corporate Services Ltd.
P.O. Box 1234 G.T., Queensgate House, South Church Street
Grand Cayman, Cayman Islands

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